Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                                FEBRUARY 5, 2004
-------------------------------------------------------------------------------


                        CBL & ASSOCIATES PROPERTIES, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                            1-12494                    62-1545718
-------------------------------------------------------------------------------
(State or other                   (Commission                 (IRS Employer
jurisdiction of                    File Number)           Identification Number)
incorporation)

              2030 Hamilton Place Boulevard, Chattanooga, TN 37421
-------------------------------------------------------------------------------
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
-------------------------------------------------------------------------------
                                 (423) 855-0001

ITEM 7. Exhibits

Exhibit
Number            Description
99.1     Earnings Release - Fourth Quarter Ended December 31, 2003
99.2     Analyst Conference Call Script - Fourth Quarter Ended December 31, 2003
99.3     Supplemental information - Fourth Quarter Ended December 31, 2003


ITEM 12. Results of Operations and Financial Condition

     On February 3, 2004, CBL & Associates Properties, Inc. (the "Company) reported its results for the fourth quarter and year ended December 31, 2003. The Company's earnings release for the fourth quarter and year ended December 31, 2003 is attached as Exhibit 99.1. On February 3, 2004, the Company held a conference call to discuss the fourth quarter and year-to-date results. The transcript of the conference call is attached as Exhibit 99.2. The Company is
has  posted  to  its  website  certain  supplemental   financial  and  operating
information related to the fourth quarter and full year of 2003, which is attached as Exhibit 99.3.

The information in this Form 8-K and the Exhibits attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.

                                             /c/ John N. Foy
                               ----------------------------------------------
                                                John N. Foy
                                              Vice Chairman,
                      Chief Financial Officer and Treasurer
                     (Authorized Officer of the Registrant,
                         Principal Financial Officer and
                          Principal Accounting Officer)








                               Date: February 5, 2004

99.1     Earnings Release - Fourth Quarter Ended December 31, 2003

              [Letterhead of CBL & Associates Properties, Inc.]




Contact:          John N. Foy
                  Vice Chairman and CFO
                  (423) 855-0001


                      CBL REPORTS FOURTH QUARTER AND 2003 RESULTS

|X| Generates a total return of 48% to shareholders in 2003
|X| Increases FFO per share 9.6 % for the quarter and 10.9% for the year |X| Same center NOI increases 6.0% for the quarter and 5.0% for the year |X| Same store sales increase 1.1% for the year
|X| Achieves Mall Sales of $300 per square foot for 2003


     CHATTANOOGA, Tenn. (February 3, 2004) CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the fourth quarter and the year ended December 31, 2003. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this release.

     Net income available to common shareholders increased 199% in the fourth quarter of 2003 to $60,483,000 from $20,227,000 in the prior-year period. On a diluted per share basis, net income available to common shareholders for the fourth quarter of 2003 increased 191% to $1.92 compared with $0.66 in the prior-year period. Net income available to common shareholders increased 68% for the year ended 2003 to $124,506,000 from $73,987,000 for the prior year and increased 60% to $3.99 per diluted share from $2.49 per diluted share for the prior year. The increase in net income and net income per share includes the gain of $71,886,000 on the sale of interests in 41 community centers to our joint venture with Galileo America REIT during the fourth quarter. The net income available to common shareholders on a diluted per share basis excluding this gain on sale was $0.68 for the fourth quarter 2003 and $2.76 for the year ended 2003.

     Funds from operations (FFO) increased 11.8% to $71,085,000 for the fourth quarter of 2003 from $63,598,000 for the fourth quarter of 2002. FFO per share on a diluted, fully converted basis increased 9.6% to $1.25 for the fourth quarter of 2003 from $1.14 in the prior-year period. FFO increased 15.3% to $271,588,000 for the year from $235,474,000 in the prior-year. FFO per share increased 10.9% on a diluted, fully converted basis for 2003 to $4.79 from $4.32 per share in 2002. The gain from the Galileo transaction did not impact FFO since gains from the sale of operating properties are excluded from FFO.

     The Company began to include gains on sales of outparcels in FFO during the first quarter of 2003 to comply with the Securities and Exchange Commission's rules related to disclosure of non-GAAP financial measures since NAREIT's definition of FFO includes gains on sales of outparcels. FFO has been restated for the prior-year periods to include gains on sales of outparcels. Gains on sales of outparcels for the fourth quarter of 2003 were $0.02 per diluted, fully converted share compared with $0.00 for the fourth quarter one year ago and $0.11 for the year, compared with $0.05 for the prior year.

HIGHLIGHTS

|X| Income from operations increased 8.8% in the fourth quarter of 2003 to $83,657,000 from $76,910,000 in the fourth quarter of 2002. For the year, income from operations increased 11.6%, to $317,079,000 compared with $284,213,000 the previous year.

|X| Revenues increased 14.5% in the fourth quarter of 2003 to $178,163,000 from $155,610,000 in the prior-year period. Revenues increased 13.7% for the year ended 2003 to $667,531,000 from $586,970,000 in 2002. Revenues for the fourth quarter of 2003 include $2,479,000 in lease termination fees received from tenants compared with $258,000 received during the same period one year ago. For the year, lease termination fees were $4,573,000 compared with $5,888,000 for the prior year.

                                       -MORE-

|X| As a result of the application of Statement of Financial Accounting Standards ("SFAS") Nos. 141 and 142 during the fourth quarter of 2003, the Company's FFO includes $251,000 of revenues related to the market value of leases of acquired properties. Interest expense in the fourth quarter was reduced by $678,000 related to the amortization of debt premiums associated with above market-rate debt assumed for the acquired properties. For 2003, the Company's results include $311,000 of revenues related to the market value of leases, and interest expense includes a reduction of $646,000 related to the debt premiums. The impact of these items was not significant for either the fourth quarter or the full year 2002 since the related acquisitions occurred late in December 2002.

|X| Same center net operating income for the portfolio improved in the fourth quarter of 2003 by 6.0% compared with a 1.2% increase for the prior-year period. For the year, same center net operating income for the portfolio improved by 5.0% compared with a 3.1% increase for 2002.

|X| Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls increased 1.1% for the year for those tenants who have reported sales compared with a decrease of 1.6% for 2002.

|X| The debt-to-total-market capitalization ratio as of December 31, 2003, was 46.0% based on the common stock closing price of $56.50 and a fully converted common stock share count of 55,546,000 as of the same date. The debt-to-total-market capitalization ratio as of December 31, 2002, was 50.5% based on the common stock closing price of $40.05.

     CBL's chairman and chief executive officer, Charles B. Lebovitz, said "This past year we produced a record total return of 48% to our shareholders, bringing our average return for the last three years to more than 38%. Our success has resulted from our long-term, company-wide commitment to leasing, managing, developing and acquiring strong regional malls and shopping centers to maximize their value.

     "The 6% same center NOI growth and positive turnaround in same store sales during the quarter reflect our hard work to improve occupancy and to find more productive retailers as well as our investment to renovate and add value to our properties. Our acquisition program was very active in 2003 with six regional malls and one associated center added containing 4.8 million square feet for a total consideration of $494 million. In addition, our new development program added 770,000 square feet to our portfolio.

     "We also made a strategic decision last year to contribute ownership interests in 51 of our community centers to a joint venture with Australia-based Galileo America Shopping Trust. This transaction has provided us with further financial flexibility to reinvest in properties where we can enhance their value. This venture also opens new capital markets for us as well as continues to strengthen our balance sheet. We recognized that the sale of these centers would result in a short-term impact to FFO in 2004, but we are confident that our development and acquisition programs will make an even greater contribution to our growth in the years ahead."

PORTFOLIO OCCUPANCY AND SALES*                                     December 31,
                                                        ----------------------------------
                                                             2003                  2002
                                                        -------------        -------------
         Portfolio occupancy:                                93.3%                93.5%
           Mall portfolio                                    94.2%                93.5%
             Stabilized malls (57)                           94.4%                94.1%
             Non-stabilized malls (2)                        87.7%                78.5%
         Associated centers (22)                             88.6%                95.2%
         Community centers (17)                              91.9%                91.4%
         Comparable mall shop sales - year to date           1.1 %               (1.6)%

     *Figures do not include the community centers that were included in Phase I of the Galileo joint venture transaction.

                                       -MORE-

ACQUISITIONS

     During the fourth quarter the Company acquired four regional malls. The acquisitions included the 784,000-square-foot River Ridge Mall in Lynchburg, VA, the 787,000-square-foot Valley View Mall in Roanoke, VA, and the
627,000-square-foot Southpark Mall in Colonial Heights, VA. On December 30, 2003, the Company acquired Harford Mall, a 500,000-square-foot regional mall, and Harford Annex, a 108,000-square-foot associated center, in Bel Air, MD, neither of which are included in the Company's fourth quarter 2003 results.

PROPERTY SALES

     In October 2003, CBL completed Phase I of the joint venture formed with Galileo America REIT that will include the sale of interests in 51 community centers. CBL has sold interests in 47 community centers to date, including six in Phase II that was completed subsequent to the fourth quarter. The third and final phase will be comprised of interests in four community centers to be sold in January 2005. Pursuant to a long-term agreement, CBL is a 10% joint venture partner and will be the exclusive manager for all of Galileo's properties in the United States and will be entitled to management, leasing, acquisition, disposition and financing fees. Net cash proceeds to CBL from all three phases are expected to total approximately $387 million, and the transaction is expected to generate gains on a GAAP basis of approximately $99 million.

     During the fourth quarter the Company sold three additional community centers: Colleton Square in Walterboro, SC; Orange Plaza in Roanoke, VA; and East Towne Crossing in Knoxville, TN, for a combined gain of $474,000.

OUTLOOK AND GUIDANCE

     In order to fully take into account the annual net loss of $0.58 per diluted share of FFO resulting from the sale of interests in 47 community centers contributed to the joint venture with Galileo America REIT and the additional three community centers sold in the fourth quarter of 2003 to other parties, the Company is adjusting guidance for 2004 funds from operations to a range of $4.60 to $4.65 per diluted share. The full-year guidance is based on budgeted NOI growth in the range of 1% to 2% in 2004 and does not include the impact of any future acquisitions. The Company expects to update its annual guidance after each quarter's results.

                                                                    Low      High
                                                                  -------   ------
     Expected diluted earnings per common share                    $1.37    $1.40
              Add: real estate depreciation and amortization        2.06     2.06
              Add: joint venture depreciation and amortization      0.08     0.08
              Add: minority interest                                1.09     1.11
                                                                  -------   ------
     Expected FFO per diluted common share                        $ 4.60    $4.65
                                                                  =======   ======

INVESTOR CONFERENCE CALL AND SIMULCAST

     CBL & Associates Properties, Inc. will conduct a conference call at 9:00 am EST on February 4, 2004, to discuss the fourth quarter results. The number to call for this interactive teleconference is 913-981-5508. A five-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode, 728815. A transcript of the Company's prepared remarks will be filed as a Form 8-K following the conference call.

     To receive  CBL &  Associates  Properties,  Inc.  fourth  quarter  earnings
release   and   supplemental   information   please   visit   our   website   at
www.cblproperties.com or contact Investor Relations at 423-490-8292.

     The Company will also provide an online Web simulcast and rebroadcast of its 2004 fourth quarter earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at www.cblproperties.com, as well as www.streetevents.com and www.fulldisclosure.com on February 4, 2004, beginning at 9:00 a.m. EST. The online replay will follow shortly after the call and continue through February 18, 2004.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

     FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles ("GAAP"). The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP)

                                       -MORE-

excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO provides an additional indicator of the operating performance of the Company's properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen or fallen with market conditions, the Company believes that FFO enhances investors' understanding of the Company's operating performance.

     FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

     The Company believes that net operating income ("NOI") is a useful supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs). Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other company's and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

     Since NOI includes only those revenues and expenses related to the continuing operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations.

Pro Rata Share of Debt

     The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affects the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

     CBL & Associates Properties, Inc. is one of the top five owners of shopping centers in North America and the largest owner of malls and shopping centers in the Southeast. CBL owns or holds interests and manages 159 properties, including 60 enclosed regional malls. The properties are located in 26 states and total
62.5 million-square-feet including 2.0 million-square-feet of non-owned shopping centers managed for third parties. CBL has eight projects under construction totaling approximately 2.7 million-square-feet including two malls -- Coastal Grand in Myrtle Beach, SC, and Imperial Valley Mall in El Centro, CA. The other centers under construction include one associated center, two community centers and three expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at www.cblproperties.com.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

                                       -MORE-


CBL Reports Fourth Quarter Results
Page 5
February 3, 2004

                        CBL & Associates Properties, Inc.
                      Consolidated Statements of Operations
               (Unaudited; in thousands, except per share amounts)

                                                              Three Months Ended              Year Ended
                                                                 December 31,                December 31,
                                                            ----------------------------------------------------
                                                               2003         2002          2003          2002
                                                            -----------  -----------  ------------  ------------
 REVENUES:
 Minimum rents                                              $ 115,496     $ 101,589      $ 428,678     $ 381,384
 Percentage rents                                               3,172         2,757         12,925        13,360
 Other rents                                                    7,220         5,983         12,635        11,013
 Tenant reimbursements (1)                                     47,261        40,736        193,592       160,062
 Management, development and leasing fees                       1,579         1,638          5,525         7,146
 Other                                                          3,435         2,907         14,176        14,005
                                                            -----------  -----------  ------------  ------------
 Total revenues                                               178,163       155,610        667,531       586,970
                                                            -----------  -----------  ------------  ------------
 EXPENSES:
 Property operating (1)                                        26,879        24,745        103,540        92,777
 Depreciation and amortization                                 31,340        24,061        113,481        94,018
 Real estate taxes                                             11,890        12,578         51,717        47,190
 Maintenance and repairs                                       10,097         8,472         39,830        35,133
 General and administrative                                    10,170         6,626         30,395        23,332
 Other                                                          4,130         2,218         11,489        10,307
                                                            -----------  -----------  ------------  ------------
 Total expenses                                                94,506        78,700        350,452       302,757
                                                            -----------  -----------  ------------  ------------
 Income from operations                                        83,657        76,910        317,079       284,213
 Interest income                                                  681            30          2,485         1,853
 Interest expense                                             (40,003)      (35,708)      (153,373)     (143,105)
 Loss on extinguishment of debt                                     -          (511)          (167)       (3,910)
 Gain on sales of real estate assets                           72,832           102         77,775         2,804
 Equity in earnings of unconsolidated affiliates                1,531         1,760          4,941         8,215
 Minority interest in earnings:
 Operating partnership                                        (50,681)      (17,119)      (106,532)      (64,251)
 Shopping center properties                                      (761)         (783)        (2,799)       (3,306)
                                                            -----------  -----------  ------------  ------------
 Income before discontinued operations                         67,256        24,681        139,409        82,513
 Operating income of discontinued operations                      319           345            688         2,021
 Gain on discontinued operations                                  474        (1,199)         4,042           372
                                                            -----------  -----------  ------------  ------------
 Net income                                                    68,049        23,827        144,139        84,906
 Preferred dividends                                           (7,566)       (3,600)       (19,633)      (10,919)
                                                            -----------  -----------  ------------  ------------
 Net income available to common shareholders                 $ 60,483      $ 20,227      $ 124,506      $ 73,987
                                                            ===========  ===========  ============  ============
 Basic per share data:
 Income before discontinued operations,
   net of preferred divided                                    $ 1.98        $ 0.71         $ 4.00        $ 2.50
 Discontinued operations                                         0.03         (0.03)          0.16          0.08
                                                            -----------  -----------  ------------  ------------
 Net income available to common shareholders                   $ 2.01        $ 0.68         $ 4.16        $ 2.58
                                                            ===========  ===========  ============  ============
 Weighted average common shares outstanding                    30,101        29,626         29,936        28,690

 Diluted per share data:
 Income before discontinued operations,
   net of preferred divided                                    $ 1.89        $ 0.69         $ 3.84        $ 2.41
 Discontinued operations                                         0.03         (0.03)          0.15          0.08
                                                            -----------  -----------  ------------  ------------
 Net income available to common shareholders                   $ 1.92        $ 0.66         $ 3.99        $ 2.49
                                                            ===========  ===========  ============  ============
 Weighted average common and potential dilutive
 common shares outstanding                                     31,511        30,657         31,193        29,668

(1) The amounts for the prior year periods have been reclassified to conform with the current year presentation. This reclassification did not impact income from operations or net income available to common shareholders.


CBL Reports Fourth Quarter Results
Page 6
February 3, 2004


              CBL & Associates Properties, Inc.


 The Company's calculation of FFO is as follows ( In thousands):

                                                                   Three Months Ended             Year Ended
                                                                      December 31,               December 31,
                                                                ------------------------  -------------------------
                                                                   2003          2002         2003         2002
                                                                -----------  -----------  -----------  ------------

 Net income available to common shareholders                     $ 60,483      $ 20,227    $ 124,506      $ 73,987
 Add:
 Depreciation and amortization from
 consolidated properties                                           31,340        24,061      113,481        94,018
 Depreciation and amortization from
 unconsolidated affiliates                                          1,306         1,353        4,307         4,490
 Depreciation and amortization from
 discontinued operations                                               48           124          309           941
 Minority interest in earnings of
 operating partnership                                             50,681        17,119      106,532        64,251
 Less:
 Gain on disposal of
 operating real estate assets                                     (71,886)            -      (71,886)            -
 Minority investors' share of
 depreciation and amortization                                       (288)         (347)      (1,111)       (1,348)
 (Gain) loss on disposal of
 discontinued operations                                             (474)        1,199       (4,042)         (372)
 Depreciation and amortization of non-real
 estate assets                                                       (125)         (138)        (508)         (493)
                                                                -----------  -----------  -----------  ------------
 Funds from operations                                           $ 71,085      $ 63,598    $ 271,588     $ 235,474
                                                                ===========  ===========  ===========  ============
 Funds from operations applicable to
    Company shareholders                                         $ 38,676      $ 34,457    $ 146,552     $ 126,127
                                                                ===========  ===========  ===========  ============
 Basic per share data:
 Funds from operations                                             $ 1.28        $ 1.16       $ 4.90        $ 4.40
                                                                ===========  ===========  ===========  ============
Weighted average common shares outstanding with
   operating partnership units fully converted                     55,324        54,682       55,477        53,563
 Diluted per share data:
 Funds from operations                                             $ 1.25        $ 1.14       $ 4.79        $ 4.32
                                                                ===========  ===========  ===========  ============
Weighted average common and potential dilutive
   common shares outstanding with operating partnership
   units fully converted                                           56,734        55,712       56,735        54,541

 SUPPLEMENTAL FFO INFORMATION:

 Straight-line rental income                                      $   555       $ 1,144      $ 3,703       $ 4,348
    Straight-line rental income per share                         $  0.01       $  0.02      $  0.07       $  0.08

 Gain on outparcel sales                                          $ 1,392       $   102      $ 6,058       $ 2,483
    Gain on outparcel sales per share                             $  0.02       $     -      $  0.11       $  0.05

 Rental revenue recognized under SFAS Nos. 141 and 142            $   251       $     -      $   333       $     -
    Rental revenue recognized under SFAS Nos. 141
       and 142 per share                                          $     -       $     -      $  0.01       $     -

 Amortization of debt premium                                     $   678       $     -      $   678       $     -
    Amortization of debt premium per share                        $  0.01       $     -      $  0.01       $     -


CBL Reports Fourth Quarter Results
Page 7
February 3, 2004

Same-Center Net Operating Income
(Dollars in thousands)

                                                              Quarter Ended          Year Ended
                                                               December 31,          December 31,
                                                           -------------------   --------------------
                                                              2003      2002        2003      2002
                                                           ---------  --------   ---------  ---------

Net income                                                  $ 68,049  $ 23,827   $ 144,139  $ 84,906

Adjustments:
Depreciation and amortization                                 31,340    24,061     113,481    94,018
Depreciation and amortization from unconsolidated affiliates   1,306     1,353       4,307     4,490
Depreciation and amortization from discontinued operations        48       124         309       941
Minority investors' share of depreciation and amortization in
   shopping center properties                                   (288)     (347)     (1,111)   (1,348)
Interest expense                                              40,003    35,708     153,373   143,105
Interest expense from unconsolidated affiliates                2,075     2,849       8,563     7,647
Interest expense from discontinued operations                      -         1           -       106
Minority investors' share of interest expense in
   shopping center properties                                   (397)     (373)     (1,650)   (1,579)
Loss on extinguishment of debt                                     -       511         167     3,910
Abandoned projects expense                                     1,903       178       2,056       236
Sales of completed centers                                   (71,886)        -     (71,886)        -
Minority interest in earnings - Operating Partnership         50,681    17,119     106,532    64,251
Gain on discontinued operations                                 (474)    1,199      (4,042)     (372)
                                                           ---------  --------   ---------  ---------
Operating Partnership share of total NOI                     122,360   106,210     454,238   400,311
General and administrative expenses                           10,170     6,626      30,395    23,332
Management fees and non-property level revenues               (5,218)   (1,618)    (18,674)   (8,871)
Gain on sale of real estate assets                              (946)     (102)     (5,889)   (2,804)
                                                           ---------  --------   ---------  ---------
Operating Partnership's share of property NOI                126,366   111,116     460,070   411,968
NOI of non-comparable centers                                (24,920)  (15,326)    (97,392)  (66,416)
                                                           ---------  --------   ---------  ---------
Same center NOI                                            $ 101,446  $ 95,790   $ 362,678  $345,552
                                                           =========  ========   =========  =========
Malls NOI                                                   $ 93,086  $ 87,168   $ 331,206  $314,211
Associated centers NOI                                         3,415     3,639      13,887    14,287
Community centers NOI                                          2,224     2,798       9,947    10,932
Other NOI                                                      2,720     2,185       7,636     6,122
                                                           ---------  --------   ---------  ---------
                                                           $ 101,445  $ 95,790   $ 362,676  $345,552
                                                           =========  ========   =========  =========
Percentage Change:
Malls NOI                                                       6.8%                  5.4%
Associated centers NOI                                         -6.2%                 -2.8%
Community centers NOI                                         -20.5%                 -9.0%
Other NOI                                                      24.5%                 24.7%
                                                          -----------            ----------
Total same center NOI                                           6.0%                  5.0%
                                                          ===========            ==========


CBL Reports Fourth Quarter Results
Page 8
February  3, 2004

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

                                                                                  December 31, 2003
                                                                   -------------------------------------------
                                                                    Fixed Rate     Variable Rate     Total
                                                                   -------------  --------------  ------------
Consolidated debt                                                   $ 2,256,544      $ 481,558    $ 2,738,102
Minority investors' share of consolidated debt                          (19,577)             -        (19,577)
Company's share of unconsolidated affiliates' debt                       57,615         76,036        133,651
                                                                   -------------  --------------  ------------
Company's share of consolidated and unconsolidated debt             $ 2,294,582      $ 557,594    $ 2,852,176
                                                                   =============  ==============  ============
Weighted average interest rate                                            6.64%          2.39%          5.81%
                                                                   =============  ==============  ============

                                                                                  December 31, 2002
                                                                   -------------------------------------------
                                                                   Fixed Rate     Variable Rate     Total
                                                                   -------------  --------------  ------------
Consolidated debt                                                   $ 1,867,915      $ 534,164    $ 2,402,079
Minority investors' share of consolidated debt                          (20,127)        (1,796)       (21,923)
Company's share of unconsolidated affiliates' debt                       38,269         28,229         66,498
                                                                   -------------  --------------  ------------
Company's share of consolidated and unconsolidated debt             $ 1,886,057      $ 560,597    $ 2,446,654
                                                                   =============  ==============  ============
Weighted average interest rate                                            7.19%          3.39%          6.31%
                                                                   =============  ==============  ============


Debt-To-Total-Market Capitalization Ratio as of December 31, 2003
(In thousands, except stock price)

                                                                   Shares
                                                                   Outstanding    Stock Price (1)   Value
                                                                   -------------  --------------  ------------
Common stock and operating partnership units                             55,546      $ 56.50      $ 3,138,349
8.75% Series B Cumulative Redeemable Preferred Stock                      2,000      $ 50.00          100,000
7.75% Series C Cumulative Redeemable Preferred Stock                        460     $ 250.00          115,000
                                                                                                  ------------
Total market equity                                                                                 3,353,349
Company's share of total debt                                                                       2,852,456
                                                                                                  ------------
Total market capitalization                                                                       $ 6,205,805
                                                                                                  ============
Debt-to-total-market capitalization ratio                                                               46.0%
                                                                                                  ============

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on December 31, 2003. The stock price for the preferred stock represents the face value of each respective series of preferred stock.



Reconciliation of Shares and Operating Partnership Units Outstanding (In thousands)

                                                        Three Months Ended                Year Ended
                                                           December 31,                   December 31,
                                                    ----------------------------  ----------------------------
2003:                                                  Basic          Diluted         Basic         Diluted
                                                    ------------   -------------  --------------  ------------
Weighted average shares - EPS                            30,101          31,511         29,936         31,193
Weighted average operating partnership units             25,223          25,223         25,541         25,542
                                                    ------------   -------------  --------------  ------------
Weighted average shares- FFO                             55,324          56,734         55,477         56,735
                                                    ============   =============  ==============  ============

2002:
Weighted average shares - EPS                            29,626          30,657         28,690         29,688
Weighted average operating partnership units             25,056          25,055         24,873         24,853
                                                    ------------   -------------  --------------  ------------
Weighted average shares- FFO                             54,682          55,712         53,563         54,541
                                                    ============   =============  ==============  ============

Dividend Payout Ratio

                                                         Three Months Ended                Year Ended
                                                            December 31,                   December 31,
                                                    ----------------------------  ----------------------------
                                                       2003           2002            2003           2002
                                                    ------------   -------------  --------------  ------------
Dividend per share                                      $ 0.655         $ 0.655         $ 2.69         $ 2.32
FFO per diluted, fully converted share                  $  1.25         $  1.14         $ 4.79         $ 4.32
                                                    ------------   -------------  --------------  ------------
Dividend payout ratio                                     52.4%           57.5%          56.2%          53.7%
                                                    ============   =============  ==============  ============

CBL Reports Fourth Quarter Results
Page 9
February 3, 2004

Consolidated Balance Sheets
(Preliminary and unaudited,  in thousands)

                                                                     December 31,
                                                            ----------------------------
                                                               2003              2002
                                                            -----------      -----------
 ASSETS
 Real estate assets:
 Land                                                         $ 578,310        $ 570,818
 Buildings and improvements                                   3,678,074        3,394,787
                                                            -----------      -----------
                                                              4,256,384        3,965,605
 Less: accumulated depreciation                                (467,614)        (434,840)
                                                            -----------      -----------
                                                              3,788,770        3,530,765
 Real estate assets held for sale                                64,354                -
 Developments in progress                                        59,096           80,720
                                                            -----------      -----------
 Net investment in real estate                                3,912,220        3,611,485
 Cash, restricted cash and cash equivalents                      20,332           13,355
 Cash in escrow                                                  78,476                -
 Receivables:
 Tenant, net of allowance                                        42,165           37,994
 Other                                                            3,033            3,692
 Mortgage notes receivable                                       36,169           23,074
 Investment in unconsolidated affiliates                         96,450           68,232
 Other assets                                                    75,465           37,282
                                                            -----------      -----------
                                                            $ 4,264,310      $ 3,795,114
                                                            ===========      ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Mortgage and other notes payable                           $ 2,709,348      $ 2,402,079
 Mortgage notes payable on real estate assets held for sale      28,754                -
 Accounts payable and accrued liabilities                       161,478          151,332
                                                            -----------      -----------
 Total liabilities                                            2,899,580        2,553,411
                                                            -----------      -----------
 Commitments and contingencies
 Minority interests                                             526,993          500,513
                                                            -----------      -----------
 Shareholders' equity:
 Preferred Stock, $.01 par value                                     25               47
 Common Stock, $.01 par value                                       303              298
 Additional paid-in capital                                     818,051          765,686
 Accumulated other comprehensive loss                                 -           (2,397)
 Deferred compensation                                           (1,607)               -
 Accumulated deficit                                             20,965          (22,444)
                                                            -----------      -----------
 Total shareholders' equity                                     837,737          741,190
                                                            -----------      -----------
                                                            $ 4,264,310      $ 3,795,114
                                                            ===========      ===========

The balance sheet above is preliminary as of the date of this report. Please to refer the Company's Annual Report on Form 10-K when filed for a complete balance sheet as of December 31, 2003

99.2     Analyst Conference Call Script - Fourth Quarter Ended December 31, 2003

                        CBL & ASSOCIATES PROPERTIES, INC.
                      Conference Call, Fourth Quarter 2003
                         February 4, 2004 @ 9:00 AM EDT








Thank you and good morning. We appreciate your participation in today's conference call to discuss our results for 2003. With me today are John Foy, the Company's Vice Chairman and Chief Financial Officer, and Kelly Sargent, Director of Investor Relations who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments including the earnings release, a preliminary balance sheet and additional supplemental schedules, will be furnished to the SEC as a Form 8-K and will be available on our website. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP financial measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure was included in the earnings release that will be in the Form 8-K.

This quarter our supplemental information was released last evening with our earnings release and was as posted to our web site. It is our intention to continuing supplying this information prior to the conference call.

Thank you, Kelly.

2003 was a very productive year for us, yielding strong results in our regional mall portfolio. Highlights for the fourth quarter and year include:

1. FFO for the quarter increased 9.6% to $1.25 per share. 2. For the year, FFO increased 10.9% to $4.79 per share.
3. Same center NOI increased 6% for the fourth quarter and increased 5% for the year.
4. We acquired six malls and one associated center containing over 4.8 million square feet for a total investment of almost $494 million with an average cap rate of 8.58%.
5. During 2003, we opened over 770,000 square feet of new developments and renovated six regional malls. 6. We issued $115 million of Perpetual Preferred Stock with a coupon of 7.75%. We also redeemed $67 million of Perpetual Preferred A Stock at a coupon rate of 9%.
7. We closed on Phase I of the sale of community centers to the joint venture we formed with Galileo America REIT and subsequent to the quarter we closed on Phase II of the transaction, leaving only eleven community centers in our portfolio. Four additional centers will be sold to Galileo in January 2005.
8. Our total return to shareholders in 2003 was 48% which included a 41% appreciation in our stock plus an 11% increase in our dividends declared in October.

Developments
2004 will be a very busy year for us on the development front with over 2 million square feet of new projects scheduled to open. Our largest mall development to date is Coastal Grand in Myrtle Beach, SC -- only 42 days away from its Grand Opening on Wednesday, March 17, 2004. Leasing has made good progress and we are currently 86% leased and committed. We are looking forward to opening over 100 stores at Coastal Grand including anchors Belk, Dillard's and Sears as well as Dick's Sporting Goods, Bed Bath & Beyond and a 14-screen Cinemark theater. For more information on the mall, please visit the mall's web site at www.coastalgrand.com. We invite you to join us for this exciting Grand Opening event.

On January 14 we held the groundbreaking ceremonies for Imperial Valley Mall, our first west coast development. The mall will be located in El Centro, CA and is scheduled to open in March 2005. This 741,000 square foot mall is owned in a joint venture with the MG Herring Group, of which we will own 60%. Four department stores including Sears, Robinsons-May, JC Penney and Dillard's, as well as a 14-screen UltraStar Cinema will anchor the new development.

Other projects under construction include the 312,000 square foot Charter Oak Marketplace in Hartford, CT, anchored by a Wal-Mart and Marshall's. Wilkes Barre Township Marketplace in Wilkes Barre Township, PA a 281,000 square foot center anchored by Wal-Mart and a 26,500 square foot expansion at Garden City Plaza in Garden City, KS. All three of these development projects will be sold to the Galileo joint venture in the third phase of the transaction that will close in January 2005. In addition, we have The Shoppes at Panama City under construction, an associated center located adjacent to Panama City Mall. We also have two expansions in progress, East Towne and West Towne Malls in Madison, WI. Both include a new Dick's Sporting Goods as well as additional mall shop space and are scheduled to open this November. In addition to these projects under construction, we have several additional projects in our development pipeline and in various phases of pre-development.

Expanding and adding anchor stores to our malls continues to be a priority for us. At Arbor Place Mall in Atlanta, GA, JC Penney opened last October, and construction has started for the new 140,000 square foot Rich's-Macy's scheduled to open later this fall. Dillard's at Northwoods Mall in Charleston, SC, started their 30,000 square-foot expansion to be completed by November of this year in conjunction with our overall renovation of the mall.

Upgrading and renovating our malls is a key component to their continued dominance within their markets. In 2003 we completed six renovations for a cost of approximately $61 million, excluding deferred maintenance costs of $19.8 million. This year we will complete three mall renovations, Panama City Mall, Cherryvale Mall and Northwoods Mall, at an estimated cost of $22.5 million. By the end of this year, we will have completed all but two of the scheduled renovations associated with the 21-mall portfolio we acquired in 2001.

Leasing & Occupancy
We accomplished record leasing in 2003 totalling to 4.7 million square feet compared with 3.9 million square feet in 2002. During the year we entered into approximately 1.3 million square feet of new leases and renewed approximately
1.5 million square feet of existing tenants compared to 1.4 million square feet of new leases and 1.2 million square feet of renewal leasing in 2002. For the new developments, we leased 1.9 million square feet compared to 1.3 million in 2002.

During 2003 bankruptcies resulted in 63 stores closing, containing 171,000 square feet and representing $5.1 million in annual gross rentals. This year we anticipate a more challenging leasing environment with the recent announcements of bankruptcy filings and store closings. Last week we were notified of 24 KB Toy stores out of a total of 51 in our portfolio that are closing. These stores represent 96,300 square feet and will result in a loss of $2.7 million in gross annual rentals. Yesterday Gadzook's announced that they have filed for bankruptcy. In the CBL portfolio we have 38 stores and have been notified that 10 stores will be closing. The closing of these 10 stores represents 24,000 square feet and almost $1 million in annual gross rentals.

This past year we also experienced the closing of 12 cafeterias representing 114,000 square feet and resulting in an annual loss of $1.5 million. Although we are confident we will release the cafeteria locations at increased rents, it will take several months to do so plus time to reconfigure the space for new tenants. We expect the first cafeteria replacements to open this summer. In addition to the closed stores and bankruptcies we have several tenants requesting rent relief, including music and book stores which we will work with in an effort to maintain an appealing mix of retailer categories in our malls.

At the end of the fourth quarter, total portfolio occupancy was 93.3%. In the former Jacobs malls, occupancy improved by 150 basis points to 94.2% from 92.7% one year ago. This year marks the third anniversary of our acquisition of the former Jacobs portfolio that has proven to be an outstanding acquisition for our company. We have improved occupancy from 87.4% when the acquisitions were first announced - an improvement of 680 basis points. We have also upgraded the tenant mix significantly in these properties and added numerous boxes. Other areas where we have improved the performance of these malls is in specialty leasing and sponsorship income.

Occupancy for the associated centers was 88.6% at the end of the quarter. The occupancy is negatively impacted by three centers as follows: a vacancy of a 68,000 square foot former Ames store at Westmoreland Crossing in Greeensburg, PA; the loss of a 36,000 square foot Just For Feet store at the Village at Rivergate in Nashville, TN; and the 46,000 square foot Appliance Factory Warehouse at Hamilton Corner in Chattanooga, TN. Each of these centers is under redevelopment with replacement prospects that should open in late 2004 or early 2005.

For the year, the stabilized mall portfolio initial base rents increased 6.6% and increased 9.0% based on average rents. In the associated centers, leasing spreads decreased 0.3% on initial rents and increased 2.4% on the average rents. In the remaining community centers, rents increased 2.5% on initial rents and increased 3.3% on the average rent. For additional leasing spread information, please refer to the supplemental schedules.

Retail Sales
For the first time in three years we are pleased to report positive retail sales in our portfolio. For mall stores of 10,000 square feet and less, same store sales for 2003 increased 1.1% for those tenants that have reported resulting in average sales of $300 per square foot for the mall portfolio for 2003. We are encouraged that comparable mall shop sales have been positive for the last six months with an increase of 2.7%. We are optimistic that this trend will continue through 2004. Occupancy costs as a percentage of sales at our malls was 12.2% for the year compared with 12.0% one year ago.

I will now turn the call over to John Foy to discuss our financial results.

Dispositions/Acquisitions
We have now completed Phase I and II of the Galileo joint venture that included the sale of 47 community centers and raised $318 million in cash proceeds. We are pleased with the results of this venture and the portfolio continues to perform well. Our expectation for future growth of this venture is one the reasons we entered into this transaction. During the fourth quarter we sold three additional community centers for a combined gain of $474,000. The eleven remaining community centers properties currently held in the CBL portfolio will be sold as the opportunity to realize value occurs.

Our ability to react to opportunities on a timely basis allowed us to acquire Harford Mall in Bel-Air, MD at a favorable cap rate of 8.4%. This again is a value added project we have acquired. The acquisitions market today is competitive, but we will continue to apply our disciplined and conservative approach to opportunities in order to enhance shareholder value.

Financial Review
During the fourth quarter, operating performance improved, resulting in FFO per share growth of 9.6%. Of this increase, 52% was represented by external growth. The external growth resulted from one new mall opening, the acquisition of the remaining partnership interests in four properties, and the acquisition of five regional malls. Of the past years FFO increase, 48% was from internal growth attributable to stable occupancy levels, increases in rental revenue and tenant reimbursements.

Our cost recovery ratio was 99.2% for the year compared with 91.4% for last year. Our cost recovery ratio improved for the year somewhat due to the partial recovery of renovations and remodelings of our malls and maintaining high occupancy levels. We expect that our cost recovery ratio for 2004 will be in the mid 90's.

As we stated in our earnings release, 2003 same-center NOI growth was 5.0% for the total portfolio, driven by the high occupancy levels, tenant reimbursements and specialty leasing. The breakdown for the year by property type is as follows:

1.                    Same-Center mall NOI increased 5.4%.
2. Associated centers experienced a 2.8% decrease, which amounts to a decrease of $400,000 and was attributable to vacancies we referred to earlier and also bad debt expense.
3. Community center NOI decreased 9%. This calculation only includes those centers remaining in the CBL portfolio and not the centers that were sold to Galileo.

Our debt to market capitalization at the end of the fourth quarter was 46%, compared to 50.5% a year ago, giving us financial flexibility on our balance sheet. In addition, our floating rate debt accounts for less than 20% of our total debt and represents only 9% of our total market capitalization. The variable rate debt includes construction loans, lines of credit and short-term loans on operating properties. The dividend payout ratio remains at a conservative 60% at year-end. These measures reflect our conservative approach to the business and position us to take advantage of opportunities that may arise.

Also please note that our financial coverage ratios have improved as a result of the Galileo transaction. Our EBITDA coverage ratio was 2.94 for the fourth quarter of 2003 compared to 2.79 for the same period in 2002. (Note this is a correction from the previously disclosed 2002 ratio of 2.83 and for the year).

Conclusion
Also, before we open the call for Q&A, I would like to share our thoughts and our outlook:

1. In our earnings release,  we adjusted our guidance for 2004 from a range of $4.85-5.00 per share to a range of $4.60-4.65 per share. We made this adjustment for two reasons: 1. the impact of the $0.58 per share of FFO lost due to the sale of 50 community centers in 2003 and the extended timeframe to redeploy the net proceeds and 2. the lowering of our budgeted NOI growth from 3-5% to 1-2%. In retrospect, our assumptions last quarter were overly optimistic regarding the redeployment of the capital raised in the Galileo transaction. While the sale of our community centers has a negative impact on FFO in the
short  term,  as  the  proceeds  are  redeployed  into  new   developments   and
acquisitions, we are confident that the transaction will ultimately be more accretive to our shareholders.

2. We continue to focus on enhancing the strength of our existing mall portfolio. We are adding a number of boxes at various malls such as Barnes & Noble and Linens & Things, which takes away income during construction but will improve NOI and occupancy results as these stores open.

3. We are encouraged with the level of activity in our development program. Not only will we open 2.0 million square feet of new projects this year, but also we have a strong pipeline of projects going forward.
4. As we stated in our earnings release, our guidance did not incorporate additional acquisitions. However, we continue to pursue new acquisition opportunities. While cap rates in the market have moved down, we still feel that we can acquire regional malls in today's world that provide significant opportunities for immediate accretion as well as strong growth into the future.

5. Let me conclude by saying that our cautious approach to 2004 in no way lessens our commitment to our shareholders or our confidence in our business.

We appreciate your confidence and support. Stephen and I will now answer your questions.


Operator: Open for Q&A.


Final Comment:
Thank you again for joining us today and we again invite you to join us for the Coastal Grand - Grand Opening and ribbon cutting event on Wednesday, March 17 at 9:00 AM.

                                          Exhibit 99.3 Supplemental information







                        CBL & Associates Properties, Inc.
                Supplemental Financial and Operating Information
                     For the Quarter Ended December 31, 2004

                        CBL & Associates Properties, Inc.
                Supplemental Financial and Operating Information
                     For the Year Ended December 31, 2003



                      Consolidated Statements of Operations
               (Unaudited; in thousands, except per share amounts)

                                                              Three Months Ended              Year Ended
                                                                 December 31,                December 31,
                                                            ----------------------------------------------------
                                                               2003         2002          2003          2002
                                                            -----------  -----------  ------------  ------------
 REVENUES:
 Minimum rents                                              $ 115,496     $ 101,589      $ 428,678     $ 381,384
 Percentage rents                                               3,172         2,757         12,925        13,360
 Other rents                                                    7,220         5,983         12,635        11,013
 Tenant reimbursements (1)                                     47,261        40,736        193,592       160,062
 Management, development and leasing fees                       1,579         1,638          5,525         7,146
 Other                                                          3,435         2,907         14,176        14,005
                                                            -----------  -----------  ------------  ------------
 Total revenues                                               178,163       155,610        667,531       586,970
                                                            -----------  -----------  ------------  ------------
 EXPENSES:
 Property operating (1)                                        26,879        24,745        103,540        92,777
 Depreciation and amortization                                 31,340        24,061        113,481        94,018
 Real estate taxes                                             11,890        12,578         51,717        47,190
 Maintenance and repairs                                       10,097         8,472         39,830        35,133
 General and administrative                                    10,170         6,626         30,395        23,332
 Other                                                          4,130         2,218         11,489        10,307
                                                            -----------  -----------  ------------  ------------
 Total expenses                                                94,506        78,700        350,452       302,757
                                                            -----------  -----------  ------------  ------------
 Income from operations                                        83,657        76,910        317,079       284,213
 Interest income                                                  681            30          2,485         1,853
 Interest expense                                             (40,003)      (35,708)      (153,373)     (143,105)
 Loss on extinguishment of debt                                     -          (511)          (167)       (3,910)
 Gain on sales of real estate assets                           72,832           102         77,775         2,804
 Equity in earnings of unconsolidated affiliates                1,531         1,760          4,941         8,215
 Minority interest in earnings:
 Operating partnership                                        (50,681)      (17,119)      (106,532)      (64,251)
 Shopping center properties                                      (761)         (783)        (2,799)       (3,306)
                                                            -----------  -----------  ------------  ------------
 Income before discontinued operations                         67,256        24,681        139,409        82,513
 Operating income of discontinued operations                      319           345            688         2,021
 Gain on discontinued operations                                  474        (1,199)         4,042           372
                                                            -----------  -----------  ------------  ------------
 Net income                                                    68,049        23,827        144,139        84,906
 Preferred dividends                                           (7,566)       (3,600)       (19,633)      (10,919)
                                                            -----------  -----------  ------------  ------------
 Net income available to common shareholders                 $ 60,483      $ 20,227      $ 124,506      $ 73,987
                                                            ===========  ===========  ============  ============
 Basic per share data:
 Income before discontinued operations,
   net of preferred divided                                    $ 1.98        $ 0.71         $ 4.00        $ 2.50
 Discontinued operations                                         0.03         (0.03)          0.16          0.08
                                                            -----------  -----------  ------------  ------------
 Net income available to common shareholders                   $ 2.01        $ 0.68         $ 4.16        $ 2.58
                                                            ===========  ===========  ============  ============
 Weighted average common shares outstanding                    30,101        29,626         29,936        28,690

 Diluted per share data:
 Income before discontinued operations,
   net of preferred divided                                    $ 1.89        $ 0.69         $ 3.84        $ 2.41
 Discontinued operations                                         0.03         (0.03)          0.15          0.08
                                                            -----------  -----------  ------------  ------------
 Net income available to common shareholders                   $ 1.92        $ 0.66         $ 3.99        $ 2.49
                                                            ===========  ===========  ============  ============
 Weighted average common and potential dilutive
 common shares outstanding                                     31,511        30,657         31,193        29,668

(1) The amounts for the prior year periods have been reclassified to conform with the current year presentation. This reclassification did not impact income from operations or net income available to common shareholders.

                        CBL & Associates Properties, Inc.
                Supplemental Financial and Operating Information
                     For the Year Ended December 31, 2003

 The Company's calculation of FFO is as follows ( In thousands):

                                                                   Three Months Ended             Year Ended
                                                                      December 31,               December 31,
                                                                ------------------------  -------------------------
                                                                   2003          2002         2003         2002
                                                                -----------  -----------  -----------  ------------

 Net income available to common shareholders                     $ 60,483      $ 20,227    $ 124,506      $ 73,987
 Add:
 Depreciation and amortization from
 consolidated properties                                           31,340        24,061      113,481        94,018
 Depreciation and amortization from
 unconsolidated affiliates                                          1,306         1,353        4,307         4,490
 Depreciation and amortization from
 discontinued operations                                               48           124          309           941
 Minority interest in earnings of
 operating partnership                                             50,681        17,119      106,532        64,251
 Less:
 Gain on disposal of
 operating real estate assets                                     (71,886)            -      (71,886)            -
 Minority investors' share of
 depreciation and amortization                                       (288)         (347)      (1,111)       (1,348)
 (Gain) loss on disposal of
 discontinued operations                                             (474)        1,199       (4,042)         (372)
 Depreciation and amortization of non-real
 estate assets                                                       (125)         (138)        (508)         (493)
                                                                -----------  -----------  -----------  ------------
 Funds from operations                                           $ 71,085      $ 63,598    $ 271,588     $ 235,474
                                                                ===========  ===========  ===========  ============
 Funds from operations applicable to
    Company shareholders                                         $ 38,676      $ 34,457    $ 146,552     $ 126,127
                                                                ===========  ===========  ===========  ============
 Basic per share data:
 Funds from operations                                             $ 1.28        $ 1.16       $ 4.90        $ 4.40
                                                                ===========  ===========  ===========  ============
Weighted average common shares outstanding with
   operating partnership units fully converted                     55,324        54,682       55,477        53,563
 Diluted per share data:
 Funds from operations                                             $ 1.25        $ 1.14       $ 4.79        $ 4.32
                                                                ===========  ===========  ===========  ============
Weighted average common and potential dilutive
   common shares outstanding with operating partnership
   units fully converted                                           56,734        55,712       56,735        54,541

 SUPPLEMENTAL FFO INFORMATION:

 Straight-line rental income                                      $   555       $ 1,144      $ 3,703       $ 4,348
    Straight-line rental income per share                         $  0.01       $  0.02      $  0.07       $  0.08

 Gain on outparcel sales                                          $ 1,392       $   102      $ 6,058       $ 2,483
    Gain on outparcel sales per share                             $  0.02       $     -      $  0.11       $  0.05

 Rental revenue recognized under SFAS Nos. 141 and 142            $   251       $     -      $   333       $     -
    Rental revenue recognized under SFAS Nos. 141
       and 142 per share                                          $     -       $     -      $  0.01       $     -

 Amortization of debt premium                                     $   678       $     -      $   678       $     -
    Amortization of debt premium per share                        $  0.01       $     -      $  0.01       $     -

                        CBL & Associates Properties, Inc.
                Supplemental Financial and Operating Information
                     For the Year Ended December 31, 2003


Same-Center Net Operating Income
(Dollars in thousands)

                                                              Quarter Ended          Year Ended
                                                               December 31,          December 31,
                                                           -------------------   --------------------
                                                              2003      2002        2003      2002
                                                           ---------  --------   ---------  ---------

Net income                                                  $ 68,049  $ 23,827   $ 144,139  $ 84,906

Adjustments:
Depreciation and amortization                                 31,340    24,061     113,481    94,018
Depreciation and amortization from unconsolidated affiliates   1,306     1,353       4,307     4,490
Depreciation and amortization from discontinued operations        48       124         309       941
Minority investors' share of depreciation and amortization in
   shopping center properties                                   (288)     (347)     (1,111)   (1,348)
Interest expense                                              40,003    35,708     153,373   143,105
Interest expense from unconsolidated affiliates                2,075     2,849       8,563     7,647
Interest expense from discontinued operations                      -         1           -       106
Minority investors' share of interest expense in
   shopping center properties                                   (397)     (373)     (1,650)   (1,579)
Loss on extinguishment of debt                                     -       511         167     3,910
Abandoned projects expense                                     1,903       178       2,056       236
Sales of completed centers                                   (71,886)        -     (71,886)        -
Minority interest in earnings - Operating Partnership         50,681    17,119     106,532    64,251
Gain on discontinued operations                                 (474)    1,199      (4,042)     (372)
                                                           ---------  --------   ---------  ---------
Operating Partnership share of total NOI                     122,360   106,210     454,238   400,311
General and administrative expenses                           10,170     6,626      30,395    23,332
Management fees and non-property level revenues               (5,218)   (1,618)    (18,674)   (8,871)
Gain on sale of real estate assets                              (946)     (102)     (5,889)   (2,804)
                                                           ---------  --------   ---------  ---------
Operating Partnership's share of property NOI                126,366   111,116     460,070   411,968
NOI of non-comparable centers                                (24,920)  (15,326)    (97,392)  (66,416)
                                                           ---------  --------   ---------  ---------
Same center NOI                                            $ 101,446  $ 95,790   $ 362,678  $345,552
                                                           =========  ========   =========  =========
Malls NOI                                                   $ 93,086  $ 87,168   $ 331,206  $314,211
Associated centers NOI                                         3,415     3,639      13,887    14,287
Community centers NOI                                          2,224     2,798       9,947    10,932
Other NOI                                                      2,720     2,185       7,636     6,122
                                                           ---------  --------   ---------  ---------
                                                           $ 101,445  $ 95,790   $ 362,676  $345,552
                                                           =========  ========   =========  =========
Percentage Change:
Malls NOI                                                       6.8%                  5.4%
Associated centers NOI                                         -6.2%                 -2.8%
Community centers NOI                                         -20.5%                 -9.0%
Other NOI                                                      24.5%                 24.7%
                                                          -----------            ----------
Total same center NOI                                           6.0%                  5.0%
                                                          ===========            ==========

                        CBL & Associates Properties, Inc.
                Supplemental Financial and Operating Information
                     For the Year Ended December 31, 2003


Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

                                                                                  December 31, 2003
                                                                   -------------------------------------------
                                                                    Fixed Rate     Variable Rate     Total
                                                                   -------------  --------------  ------------
Consolidated debt                                                   $ 2,256,544      $ 481,558    $ 2,738,102
Minority investors' share of consolidated debt                          (19,577)             -        (19,577)
Company's share of unconsolidated affiliates' debt                       57,615         76,036        133,651
                                                                   -------------  --------------  ------------
Company's share of consolidated and unconsolidated debt             $ 2,294,582      $ 557,594    $ 2,852,176
                                                                   =============  ==============  ============
Weighted average interest rate                                            6.64%          2.39%          5.81%
                                                                   =============  ==============  ============

                                                                                  December 31, 2002
                                                                   -------------------------------------------
                                                                   Fixed Rate     Variable Rate     Total
                                                                   -------------  --------------  ------------
Consolidated debt                                                   $ 1,867,915      $ 534,164    $ 2,402,079
Minority investors' share of consolidated debt                          (20,127)        (1,796)       (21,923)
Company's share of unconsolidated affiliates' debt                       38,269         28,229         66,498
                                                                   -------------  --------------  ------------
Company's share of consolidated and unconsolidated debt             $ 1,886,057      $ 560,597    $ 2,446,654
                                                                   =============  ==============  ============
Weighted average interest rate                                            7.19%          3.39%          6.31%
                                                                   =============  ==============  ============


Debt-To-Total-Market Capitalization Ratio as of December 31, 2003
(In thousands, except stock price)

                                                                   Shares
                                                                   Outstanding    Stock Price (1)   Value
                                                                   -------------  --------------  ------------
Common stock and operating partnership units                             55,546      $ 56.50      $ 3,138,349
8.75% Series B Cumulative Redeemable Preferred Stock                      2,000      $ 50.00          100,000
7.75% Series C Cumulative Redeemable Preferred Stock                        460     $ 250.00          115,000
                                                                                                  ------------
Total market equity                                                                                 3,353,349
Company's share of total debt                                                                       2,852,456
                                                                                                  ------------
Total market capitalization                                                                       $ 6,205,805
                                                                                                  ============
Debt-to-total-market capitalization ratio                                                               46.0%
                                                                                                  ============

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on December 31, 2003. The stock price for the preferred stock represents the face value of each respective series of preferred stock.

                        CBL & Associates Properties, Inc.
                Supplemental Financial and Operating Information
                     For the Year Ended December 31, 2003


Reconciliation of Shares and Operating Partnership Units Outstanding (In thousands)

                                                        Three Months Ended                Year Ended
                                                           December 31,                   December 31,
                                                    ----------------------------  ----------------------------
2003:                                                  Basic          Diluted         Basic         Diluted
                                                    ------------   -------------  --------------  ------------
Weighted average shares - EPS                            30,101          31,511         29,936         31,193
Weighted average operating partnership units             25,223          25,223         25,541         25,542
                                                    ------------   -------------  --------------  ------------
Weighted average shares- FFO                             55,324          56,734         55,477         56,735
                                                    ============   =============  ==============  ============

2002:
Weighted average shares - EPS                            29,626          30,657         28,690         29,688
Weighted average operating partnership units             25,056          25,055         24,873         24,853
                                                    ------------   -------------  --------------  ------------
Weighted average shares- FFO                             54,682          55,712         53,563         54,541
                                                    ============   =============  ==============  ============

Dividend Payout Ratio

                                                         Three Months Ended                Year Ended
                                                            December 31,                   December 31,
                                                    ----------------------------  ----------------------------
                                                       2003           2002            2003           2002
                                                    ------------   -------------  --------------  ------------
Dividend per share                                      $ 0.655         $ 0.655         $ 2.69         $ 2.32
FFO per diluted, fully converted share                  $  1.25         $  1.14         $ 4.79         $ 4.32
                                                    ------------   -------------  --------------  ------------
Dividend payout ratio                                     52.4%           57.5%          56.2%          53.7%
                                                    ============   =============  ==============  ============

Consolidated Balance Sheets
(Preliminary and unaudited,  in thousands)

                                                                                    December 31,
                                                                                2003           2002
                                                                           ----------        ----------
 ASSETS
 Real estate assets:
 Land                                                                       $ 578,310         $ 570,818
 Buildings and improvements                                                 3,678,074         3,394,787
                                                                           ----------        ----------
                                                                            4,256,384         3,965,605
 Less: accumulated depreciation                                              (467,614)         (434,840)
                                                                           ----------        ----------
                                                                            3,788,770         3,530,765
 Real estate assets held for sale                                              64,354                 -
 Developments in progress                                                      59,096            80,720
                                                                           ----------        ----------
 Net investment in real estate                                              3,912,220         3,611,485
 Cash, restricted cash and cash equivalents                                    20,332            13,355
 Cash in escrow                                                                78,476                 -
 Receivables:
 Tenant, net of allowance                                                      42,165            37,994
 Other                                                                          3,033             3,692
 Mortgage notes receivable                                                     36,169            23,074
 Investment in unconsolidated affiliates                                       96,450            68,232
 Other assets                                                                  75,465            37,282
                                                                           ----------        ----------
                                                                          $ 4,264,310       $ 3,795,114
                                                                          ===========       ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Mortgage and other notes payable                                         $ 2,709,348       $ 2,402,079
 Mortgage notes payable on real estate assets held for sale                    28,754                 -
 Accounts payable and accrued liabilities                                     161,478           151,332
                                                                           ----------        ----------
 Total liabilities                                                          2,899,580         2,553,411
                                                                           ----------        ----------
 Commitments and contingencies
 Minority interests                                                           526,993           500,513
                                                                           ----------        ----------
 Shareholders' equity:
 Preferred Stock, $.01 par value,                                                  25                47


 Common Stock, $.01 par value                                                     303               298
 Additional paid-in capital                                                   818,051           765,686
 Accumulated other comprehensive loss                                               -            (2,397)
 Deferred compensation                                                         (1,607)                -
 Accumulated deficit                                                           20,965           (22,444)
                                                                           ----------        ----------
 Total shareholders' equity                                                   837,737           741,190
                                                                           ----------        ----------
                                                                          $ 4,264,310       $ 3,795,114
                                                                          ===========       ===========

The balance sheet above is preliminary as of the date of this report.
Please refer the Company's Annual Report on Form 10-K when filed for a complete balance sheet as of December 31, 2003

                        CBL & Associates Properties, Inc.
                Supplemental Financial and Operating Information
                     For the Year Ended December 31, 2003


     The Company presents the ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to interest because the Company believes that the EBITDA to interest coverage ratio, along with cash flow from operating activities, investing activities and financing activities, provides investors an additional indicator of the Company's ability to incur and service debt.


Ratio of EBITDA to Interest Expense
(Dollars in thousands)

                                                                            Quarter Ended
                                                                             December 31,
                                                                      ---------------------------
                                                                            2003         2002
                                                                        ----------   ----------
EBITDA:
Net Income                                                                $ 68,049      $ 23,827
Adjustments:
Depreciation and amortization                                               31,340        24,061
Depreciation and amortization from unconsolidated affiliates                 1,306         1,353
Depreciation and amortization from discontinued operations                      48           124
Minority investors' share of depreciation and amortization in
   shopping center properties                                                 (288)         (347)
Interest expense                                                            40,003        35,708
Interest expense from unconsolidated affiliates                              2,075         2,849
Interest expense from discontinued operations                                    -             1
Minority investors' share of interest expense in
   shopping center properties                                                 (397)         (373)
Income taxes                                                                   131           256
Loss on extinguishment of debt                                                   -           511
Abandoned projects expense                                                   1,903           178
Sales of Completed Centers                                                 (71,886)            -
Minority interest in earnings - Operating Partnership                       50,681        17,119
Gain on discontinued operations                                               (474)        1,199
                                                                         ----------   ----------
Company's share of total EBITDA                                          $ 122,491     $ 106,466
                                                                      =============   ==========



Interest Expense:
Interest expense                                                          $ 40,003      $ 35,708
Interest expense from discontinued operations                                    -             1
Interest expense from unconsolidated affiliates                              2,075         2,849
Minority investors' share of interest expense in
   shopping center properties                                                 (397)         (373)
                                                                         ----------   ----------
Company's share of total interest expense                                 $ 41,681      $ 38,185
                                                                      =============   ==========

Ratio of EBITDA to Interest Expense                                           2.94          2.79
                                                                      =============   ==========

Reconciliation of EBITDA to Cash Flows From Operating Activities
(In thousands)

                                                                            Quarter Ended
                                                                             December 31,
                                                                      ---------------------------
                                                                          2003         2002
                                                                         ----------   ----------

Company's share of total EBITDA                                          $ 122,491     $ 106,466
Interest expense                                                           (40,003)      (35,708)
Minority interest's share of interest expense                                  397           373
Income taxes                                                                  (131)         (256)
Amortization of deferred financing costs and non real estate
    Depreciation                                                             1,664         1,542
Amortization of debt premiums                                                 (646)            -
Depreciation and interest expense from unconsolidated affiliates            (3,381)       (4,202)
Minority investors' share of depreciation and amortization in                  288           347
       shopping center properties
Minority interest in earnings - shopping center properties                     761           783
Gains on outparcel sales                                                      (946)         (102)
Issuances of stock under incentive plan                                        259         1,075
Amortization of deferred compensation                                           93             -
Deferred compensation                                                          349         2,194
Changes in assets and liabilities                                           20,844         4,858
                                                                         ----------   ----------
Cash flows from operating activities                                     $ 102,039      $ 77,370
                                                                      =============   ==========

    CBL & Associates Properties, Inc.
    Supplemental Financial and Operating Information
  December 31, 2003

Schedule of Mortgage and Other Notes Payable as of December 31, 2003
(Dollars In thousands )
                                             Maturity      Interest      12/31/03       Balance
Property              Location                 Date          Rate         Balance        Fixed       Variable
--------              --------                 ----          ----         -------        -----       --------

Asheboro, NC          Randolph Mall           Jul-12            6.500%      $ 15,328      $ 15,328           $ -
Asheville,  NC        Asheville Mall          Sep-11            6.980%        69,541        69,541             -
Beaumont, TX          Parkdale Mall           Oct-10            5.010%        56,712        56,712             -
Beaumont, TX          Parkdale Crossing       Oct-10            5.010%         8,955         8,955             -
Brookfield, IL        Brookfield Square       May-05            7.498%        71,742        71,742             -
Brownsville, TX       Sunrise Mall            May-04            4.900%        40,000        40,000             -
Burnsville, MN        Burnsville Center       Aug-10            8.000%        70,923        70,923             -
Cary , NC             Cary Towne Ctr          Mar-09            6.850%        88,310        88,310             -
Charleston, SC        Citadel Mall            May-07            7.390%        31,767        31,767             -
Chattanooga, TN       Hamilton Corner         Aug-11           10.125%         2,503         2,503             -
Chattanooga, TN       Hamilton Place          Mar-07            7.000%        65,448        65,448             -
Chattanooga, TN       CBL Center              Aug-12            6.250%        14,763        14,763             -
Cincinnati, OH        Eastgate Mall           Dec-03            2.625%        41,125             -        41,125
Cincinnati, OH        Eastgate Crossing       Apr-07            6.380%        10,394        10,394             -
Colonial Heights, VA  Southpark Mall          May-12            5.100%        47,695        47,695             -
Columbia, SC          Columbia Mall           Oct-13            5.450%        33,839        33,839             -
Dalton, GA            Walnut Square           Feb-08           10.125%           486           486             -
Douglasville, GA      Arbor Place Mall        Jul-12            6.510%        79,570        79,570             -
Douglasville, GA      The Landing At Arbor    Jul-12            6.510%         8,982         8,982             -
Fairview Heights, IL  St. Claire Square       Apr-09            7.000%        68,892        68,892             -
Fayetteville, NC      Cross Creek Mall        Apr-12            5.000%        73,975        73,975             -
Greensburg PA         Westmoreland Mall       Jan-13            5.050%        83,703        83,703             -
Hattiesburg, MS       Turtle Creek Mall       Mar-06            7.400%        31,082        31,082             -
Highpoint, NC         Oak Hollow Mall         Feb-08            7.310%        45,960        45,960             -
Jackson, TN           Old Hickory Mall        Jul-12            6.510%        35,148        35,148             -
Janesville WI         Janesville Mall         Apr-16            8.375%        14,255        14,255             -
Lansing MI            Meridian Mall           Oct-08            4.520%        95,479        95,479             -
Lexington KY          Fayette Mall            Jul-11            7.000%        95,470        95,470             -
Lexington KY          Fayette Mall DevelopmentDec-04            2.770%         8,550             -         8,550
Louisville, KY        Jefferson Mall          Jul-12            6.510%        44,325        44,325             -
Lynchburg, VA         River Ridge Mall        Jan-07            4.000%        24,978        24,978             -
Madison, WI           East Towne Mall         Jan-07            8.010%        27,791        27,791             -
Madison, WI           West Towne Mall         Jan-07            8.010%        42,966        42,966             -
Meridian, MS          Bonita Lakes Mall       Oct-09            6.820%        27,178        27,178             -
Meridian, MS          Bonita Lakes Crossing   Oct-09            6.820%         8,516         8,516             -
Midland MI            Midland Mall            Jun-03            2.620%        30,000             -        30,000
Morristown, TN        College Square          Sep-13            6.750%        12,301        12,301             -
N Charleston SC       Northwoods Mall         Jul-12            6.510%        63,461        63,461             -
Nashua, NH            Willow Springs Plaza    Aug-07            9.750%         2,871         2,871             -
Nashville, TN         Coolsprings Galleria    Sep-10            8.290%        60,322        60,322             -
Nashville, TN         Hickory Hollow Mall     Aug-08            6.770%        89,500        89,500             -
Nashville, TN         Courtyard At Hickory    Aug-08            6.770%         4,167         4,167             -
Nashville, TN         Rivergate Mall          Aug-08            6.770%        72,334        72,334             -
Nashville, TN         Village At Rivergate    Aug-08            6.770%         3,417         3,417             -
Panama City, FL       Panama City Mall        Aug-12            7.300%        40,144        40,144             -
Portland, ME          Bj'S Plaza              Dec-11           10.400%         2,578         2,578             -
Racine, WI            Regency Mall            Jul-12            6.510%        34,757        34,757             -
Roanoke, VA           Valley View Mall        Sep-10            5.100%        54,396        54,396             -
Rockford, IL          Cherryvale Mall         Jul-06            7.375%        45,727        45,727             -
Saginaw, MI           Fashion Square          Jul-12            6.510%        60,923        60,923             -
Spartanburg, SC       Westgate Mall           Jul-12            6.500%        55,063        55,063             -
Spartanburg, SC       Westgate Crossing       Jul-10            8.420%         9,659         9,659             -
Stroud, PA            Stroud Mall             Dec-10            8.420%        31,794        31,794             -
Uvalde, TX            Uvalde Plaza            Feb-08           10.625%           446           446             -
Waterford, CT         Waterford Commons       Jun-04            2.770%        25,883             -        25,883
Wausau WI             Wausau Center           Dec-10            6.700%        13,621        13,621             -
Winston-Salem NC      Hanes Mall              Jul-08            7.310%       111,516       111,516             -
York, PA              York Galleria           Dec-10            8.340%        50,875        50,875             -
                                                                           ---------     ---------      --------
SUBTOTAL                                                                   2,362,102     2,256,544       105,558
Weighted average interest rate                                             6.45%         6.63%         2.67%
CONSTRUCTION LOANS
None                                                                               -             -             -
                                                                           ---------     ---------      --------
SUBTOTAL                                                                           -             -             -
LINES OF CREDIT                                             2.2285%          376,000             -       376,000
                                                                           ---------     ---------      --------
TOTAL BALANCE SHEET                                                        2,738,102     2,256,544       481,558
Weighted average interest rate                                             5.87%         6.63%         2.33%

Plus CBL Share Of Unconsolidated Affiliates
Clarksville, TN       Governors Square        Sep-16        8.230%            15,419        15,419             -
Del Rio, TX           Plaza Del Sol           Nov-02        9.150%             1,980         1,980             -
El Centro, CA         Imperial Valley Mall    Dec-06        2.840%               418 (1)         -           418
Ft Smith AR           Massard Crossing        Feb-12        7.540%               591           591             -
Galileo               Portfolio              Various        5.171%            20,270        20,270             -
Houston, TX           Willowbrook Plaza       Feb-12        7.540%             3,022         3,022             -
Huntsville, AL        Parkway Place           Dec-04        2.620%            29,235 (2)         -        29,235
Myrtle Beach, SC      Coastal Grand           May-06        2.938%            46,384 (3)         -        46,384
Paducah, KY           Kentucky Oaks           Jun-07        9.000%            16,132        16,132             -
Vicksburg, MS         Pemberton Plaza         Feb-12        7.540%               202           202             -
                                                                           ---------     ---------      --------
TOTAL                                                                        133,651        57,615        76,036
                                                                           ---------     ---------      --------


Less Minority Interest                     Minority Interests' Share
Chattanooga, TN       CBL Center             8.0000%        6.2500%           (1,181)       (1,181)            -
Chattanooga, TN       Hamilton Corner        10.0000%      10.1250%             (250)         (250)            -
Chattanooga, TN       Hamilton Place         10.0000%       7.0000%           (6,545)       (6,545)            -
Highpoint, NC         Oak Hollow Mall        25.0000%       7.3100%          (11,490)      (11,490)            -
Uvalde, TX            Uvalde Plaza           25.0000%      10.6250%             (111)         (111)
                                                                           ---------     ---------      --------
                                                                             (19,577)      (19,577)            -


                                                                           ---------     ---------      --------
TOTAL OBLIGATIONS                                                        $ 2,852,176   $ 2,294,582     $ 557,594
                                                                       =============   ===========     ==========
Weighted average interest rate                                             5.81%         6.65%         2.39%

Total Debt of Unconsolidated Affiliates
Clarksville, TN       Governors Square        Sep-16        8.230%            32,461        32,461             -
Del Rio, TX           Plaza Del Sol           Aug-10        9.150%             3,959         3,959             -
El Centro, CA         Imperial Valley Mall    Dec-06        2.840%               418                         418
Ft Smith, AR          Massard Crossing        Feb-12        7.540%             5,907         5,907             -
Galileo               Portfolio              Various        5.171%           202,702       202,702             -
Houston, TX           Willowbrook Plaza       Feb-12        7.540%            30,222        30,222             -
Huntsville, AL        Parkway Place           Dec-03        2.620%            58,470             -        58,470
Myrtle Beach, SC      Coastal Grand           May-06        2.938%            46,384             -        46,384
Paducah, KY           Kentucky Oaks           Jun-07        9.000%            32,263        32,263             -
Vicksburg, MS         Pemberton Plaza         Feb-12        7.540%             2,018         2,018             -
                                                                           ---------     ---------      --------
TOTAL                                                                      $ 414,804     $ 309,532     $ 105,272
                                                                       =============   ===========     ==========
Weighted average interest rate                                             5.45%         6.37%         2.76%

Premiums on Assumed Debt                                                  Premium
Fayetteville, NC      Cross Creek Mall                                       $ 9,951
Lynchburg, VA         River Ridge Mall                                         2,523
Colonial Heights, VA  Southpark Mall                                           4,544
Roanoke, VA           Valley View Mall                                         8,627
                                                                           ---------
                                                                            $ 25,644
                                                                       ==============

(1) The Company has guaranteed 100% of the debt of this unconsolidated affiliate although it has only a 60% ownership interest. The amount shown reflects 100% of the outstanding debt balance.

(2) The Company has guaranteed 50% of the debt of this unconsolidated affiliate although it has only a 45% ownership interest. The amount shown reflects 50% of the outstanding debt balance.

 (3) The Company has guaranteed 100% of the debt of this unconsolidated affiliate although it has only a 50% ownership interest. The amount shown reflects 100% of the outstanding debt balance.

     CBL & Associates Properties, Inc.
     Supplemental Financial and Operating Information
 December 31, 2003


Comparable New and Renewal Leasing Activity as of December 31, 2003

                                                                   New                             New
                                  Square        Prior PSF       PSF Base        % Change         PSF Base            % Change
   Property Type                   Feet         Base Rent     Rent - Initial     Initial       Rent - Average   Average
---------------------           ------------   -------------  --------------  --------------  ----------------------------
---------------------           ------------   -------------  --------------  --------------  ---------------  -----------
Quarter:
Stabilized malls                    475,000         $ 23.22         $ 23.32            0.4%          $ 23.77         2.4%
Associated centers                   12,000           14.01           15.14            8.1%            16.24        15.9%
Community centers                    69,000           10.51           10.90            3.7%            10.92         3.9%

Year To Date:
Stabilized malls                  1,594,000           22.47           23.95            6.6%            24.50         9.0%
Associated centers                   73,000           13.66           13.62           -0.3%            13.99         2.4%
Community centers                   328,000           11.40           11.69            2.5%            11.78         3.3%


Comparable Stabilized Mall Leasing Activity as of December 31, 2003

                                                                   New                             New
                                  Square        Prior PSF       PSF Base        % Change         PSF Base       % Change
  Stabilized Malls                 Feet         Base Rent     Rent - Initial     Initial       Rent - Average   Average
---------------------           ------------   -------------  --------------  --------------  ----------------------------

Quarter:
New leases                          133,000         $ 24.10         $ 24.17            0.3%          $ 25.10         4.1%
Renewal leases                      342,000           22.88           22.99            0.5%            23.26         1.7%

Year To Date:
New leases                          581,000           23.58           27.42           16.3%            28.45        20.7%
Renewal leases                    1,008,000           21.75           22.01            1.2%            22.30         2.5%


Total Leasing Activity Compared to Tenants Vacating as of December 31, 2003

                                                  Leased                         Vacated
                                  Leased        Average Base     Vacated       Average Base
   Property Type                  Sq. Ft.        Rent PSF        Sq. Ft.        Rent PSF
---------------------           ------------   -------------  --------------  --------------

Quarter:
Malls                               642,000         $ 23.27         156,000         $ 22.46
Associated centers                   14,000           15.20          27,000           10.00
Community centers                   143,000            9.34          33,000           15.42

Year To Date:
Malls                             2,053,000         $ 23.87         801,000         $ 21.09
Associated centers                  110,000           13.34         113,000            8.97
Community centers                   710,000            9.20         140,000           12.00


Average Annual Base Rents Per Square Foot By Property Type

                                               December 31,

                                               ----------------------------
                                                   2003           2002
                                               ------------  --------------
Stabilized malls                                    $ 25.03         $ 23.54
Non-stabilized malls                                  25.82           22.78
Associated centers                                     9.90            9.87
Community centers                                      9.15            9.61

        CBL & Associates Properties, Inc.
       Supplemental Financial and Operating Information
    December 31, 2003


Capital Expenditures for Quarter and Year Ended December 31, 2003
(In thousands)

                                                              Quarter          Year
                                                                  --------------   ------------
Tenant allowances                                                      $ 10,699       $ 34,973
                                                                  --------------   ------------

Renovations:  *
    Parking lot and parking lot lighting                                  3,925          9,743
    Roof repairs and replacements                                           579          4,566
    Other capital expenditures                                            2,087         54,200
                                                                  --------------   ------------
    Total renovations expenditures                                        6,591         68,509
                                                                  --------------   ------------

Deferred maintenance: *
    Parking lot and parking lot lighting                                  1,131          3,088
    Roof repairs and replacements                                         1,352          5,100
    Other capital expenditures                                            2,957         12,773
                                                                  --------------   ------------
    Total deferred maintenance expenditures                               5,440         20,961
                                                                  --------------   ------------
Total capital expenditures                                             $ 22,730      $ 124,443
                                                                  ==============   ============

     The capital expenditures incurred for maintenance such as parking lot repairs, parking lot lighting and roofs are classified as deferred maintenance expenditures. These expenditures are billed to tenants as common area maintenance expense and the majority is recovered over a five to fifteen year period. Renovation capital expenditures are for remodelings and upgrades for enhancing our competitive position in the market area. A portion of these expenditures covering items such as new floor coverings, painting, lighting and new seating areas are also recovered through tenant billings. The costs of other items such as new entrances, new ceilings and skylights are not recovered from tenants. We estimate that 30% of our renovation expenditures are recoverable from our tenants over a ten to fifteen year period. The third category of capital expenditures is tenant allowances, sometimes made to third-generation tenants. Tenant allowances are recovered through minimum rents from the tenants over the term of the lease.

     * The year-to-date amounts for total renovation expenditures and total deferred maintenance expenditures reflect a reclassification of previously reported amounts between these two categories.




Deferred Leasing Costs Capitalized
(In thousands)

                                                                    Year Ended December 31,
                                                                  -----------------------------
                                                                      2003            2002
                                                                  --------------   ------------
                                                                  --------------   ------------
Quarter ended:
    March 31,                                                             $ 490           $ 45
    June 30,                                                                333            466
    September 30,                                                           431            710
    December 31,                                                            312            370
                                                                  --------------   ------------
                                                                  --------------   ------------
                                                                        $ 1,566        $ 1,591
                                                                  ==============   ============

      CBL & Associates Properties, Inc.
     Supplemental Financial and Operating Information
  December 31, 2003


Properties Under Development at December 31, 2003
(Dollars in millions)

                                                                Gross        CBL's Cost      Cost
                                                               Leasable     or Share of      Spent       Opening      Initial
 Property                            Location                    Area           Cost        To Date        Date       Yield
----------------------------------  ------------------------ -------------  -------------  ----------  -------------  ------


New Mall Developments:
Coastal Grand                       Myrtle Beach, SC              908,000         $ 60.4      $ 42.4     March-04        9%
   (50/50 joint venture)

Imperial Valley Mall                El Centro, CA                 741,000           44.2         6.2      May-05        10%
   (60/40 joint venture)

Mall Expansions:
Arbor Place Rich's-Macy's           Douglasville, GA              140,000           10.0         3.6   November-04       0%
East Towne Mall                     Madison, WI                   139,000           20.5         8.6   November-04       7%
West Towne Mall                     Madison, WI                    94,000           16.2         4.5   November-04       9%

Associated Centers:
The Shoppes at Panama City          Panama City, FL                56,000            9.6         9.9   February-04       9%

Community Centers:
Garden City Plaza Expansion         Garden City, KS                26,500            2.4         1.0     March-04       11%
Wilkes-Barre Township Marketplace   Wilkes-Barre Township, PA     281,000            9.8         6.8     March-04        9%
Charter Oak Marketplace             Hartford, CT                  312,000           13.3         2.4   November-04      10%

                                                             -------------  -------------  ----------
                                                                2,697,500        $ 186.4      $ 85.4
                                                             =============  =============  ==========

